EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	W. Michael Smith
Chief Operating Officer
(972) 301-2450
www.remotedynamics.com

Remote Dynamics Regains Compliance with Nasdaq Market Place Rule 4310(c)(4); Listing Now in Good Standing

RICHARDSON, Texas, Dec. 30, 2004 – Remote Dynamics, Inc. (NASDAQ: REDI), a leading provider of telematics-based management solutions for commercial fleets, today announced that on December 29, 2004, it received written notice from the Nasdaq Listing Qualifications of the Nasdaq Stock Market that the company had regained compliance with Nasdaq Marketplace Rule 4310(c)(4) as the closing bid price for the company’s common stock had been at $1.00 per share or greater for at least 10 consecutive business days. Thus, the Marketplace Rule 4310(c)(4) non-compliance matter was closed and the company’s listing on the Nasdaq Small Cap Market was in good standing.

About Remote Dynamics, Inc.

Remote Dynamics, Inc. (remotedynamics.com) markets, sells and supports state-of-the-art fleet management solutions that contribute to higher customer revenues and improved operator efficiency. Combining the technologies of the global positioning system (GPS) and wireless vehicle telematics, the company’s solutions improve the productivity of mobile workers by providing real time position reports, route information and exception based reporting designed to highlight mobile workforce inefficiencies. Based in Richardson, Texas, the company also markets, sells and supports a customized, GPS-based fleet management solutions for large fleets like SBC Communications, Inc., which has approximately 30,000 installed vehicles now in operation.

“Remote Dynamics” and the Remote Dynamics logotype are trademarks and service marks of Remote Dynamics, Inc.

(REDI340)